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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Pillowtex Corporation:

We consent to the incorporation by reference in Registration Statements (nos. 33-65408, 33-84624, 33-81478, 333-39191 and 333-57727) on Form S-8 of Pillowtex
Corporation of our report dated February 22, 2001, except as to the second paragraph of note 11 which is as of March 6, 2001, relating to the consolidated balance sheets of Pillowtex Corporation and subsidiaries as of December 30, 2000 and January 1, 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 30, 2000, and related financial statement schedule, which report is included in the December 30, 2000 annual report on Form 10-K of Pillowtex Corporation. Our aforementioned report contains an explanatory paragraph that states that the Company and substantially all of its subsidiaries (collectively, the Companies) have filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (Chapter 11) and are currently operating their business under the jurisdiction of Chapter 11 and the United States Bankruptcy Court in Delaware (the Bankruptcy Court), and continuation of the Company as a going concern is contingent upon, among other things, the ability to formulate a plan of reorganization which will gain approval of the requisite parties under the United States Bankruptcy Code and confirmation by the Bankruptcy Court, the ability to comply with the debtor-in-possession financing facility, and the ability to generate sufficient cash from operations and obtain financing arrangements to meet future obligations. In addition, the Companies have experienced operating losses and negative operating cash flows and are currently in default under all of their pre-petition debt agreements. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties.



                                         KPMG LLP


Dallas, Texas
March 30, 2001